Exhibit 10.61
Amendment No. 2 to Expansion Agreement

This amendment to the Expansion Agreement (this “Amendment”) is made and entered into as of the 24th day of January, 2012 (the “Execution Date”), by and between Amgen Inc., a Delaware corporation with a place of business at 1 Amgen Center Drive, Thousand Oaks, CA 91320 (“Amgen”), and Glaxo Group Limited, registered in England as company number 305979, doing business as “GlaxoSmithKline” and having its principal office at Glaxo Wellcome House, Berkley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”).

WITNESSETH:

WHEREAS, GSK and Amgen entered into an Expansion Agreement dated July 27, 2009 (the “Agreement”), governing GSK's rights to develop and commercialize Ivory in the Expansion Territory; and

WHEREAS, the Parties desire to amend the Agreement with respect to certain matters relating to Product Trademarks and brand security, among other things, pursuant to Section 13.19 of the Agreement, as set forth below.

NOW THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

1.	Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

2.	Section 4.7 is hereby deleted in its entirety and replaced with the following language:

“Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto. The Parties will develop and implement an anti-counterfeiting strategy with respect to Ivory in the Expansion Territory, including the following elements: (i) agreement on a counterfeit incident management process enabling the most effective response to incidents of suspected counterfeit Ivory and (ii) using a risk-based approach, identification of countries in the Expansion Territory where GSK will record its right to use the Product Trademark with the applicable governmental customs authority and provide authority training. Notwithstanding the foregoing, if GSK is not legally permitted to record its right to use the Product Trademark with the applicable Governmental Authority in a particular country, then GSK will take such steps as reasonably necessary to enable Amgen to file such customs recordals using a law firm mutually acceptable to the Parties, and in such case, Amgen will authorize such law firm to notify both GSK and Amgen of suspected counterfeit Ivory in the applicable country. The Parties will share the costs of customs recordals and training to the extent the Parties agree on where to register the Product Trademarks. In the event the Parties cannot reach consensus, either Party may record the Product Trademark and conduct training at its sole expense. In the event that a Party becomes aware of suspected counterfeit Ivory in the Expansion Territory, the Party with such knowledge shall promptly notify the other Party in writing using reasonable efforts to do so within five (5) business days, except in cases where local law requires a more prompt response (e.g., with respect to an inquiry from a local customs authority wherein response times may be very short), in which case the Parties shall endeavor to give written notice more promptly. After such written notice, the Parties shall confer and endeavor to reach consensus as to a mutually acceptable response to the counterfeit Ivory in accordance with the counterfeit incident management process agreed to by the Parties. Such response may include further investigation, referral to drug regulatory authorities and/or law enforcement, cooperation with customs authorities, test purchases, obtaining of legal advice, sending a cease and desist letter and/or a decision not to take any action.  To the extent the Parties agree on a course of action, the Parties will share the costs of any action taken in response to such counterfeit Ivory. In the event that the Parties cannot reach consensus as to the response to the counterfeit Ivory within sixty (60) days after written notice, or sooner if specifically required to preserve the right to act under Applicable Law, the Parties agree as follows: (i) GSK will have the first right to take action at GSK's sole expense with respect to such counterfeit Ivory, but only based on the GSK Housemarks and Product Trademarks, and shall not assert or otherwise rely on the Amgen Trademarks without Amgen's prior written consent; and (ii) Amgen will have the second right to take action at Amgen's sole expense with respect to such counterfeit Ivory where GSK decides not to act, but only based on the Product Trademarks and Amgen Housemarks, and shall not assert or otherwise rely on the GSK Housemarks without GSK's prior written consent; provided, that, in each case, the other Party will take reasonable steps, if and as directed by the Party wanting to take action and at such Party's sole expense,, with respect to such suspected counterfeit Ivory. For the sake of clarity, nothing in this Section 4.7 shall in any way limit, nor is intended to so limit, the rights of Amgen with respect to any portion of the Ivory Intellectual Property as provided in other provisions of this Agreement, unless expressly agreed by the Parties in writing.”

3.	The first sentence of Section 8.8.3 (GSK Secondary Enforcement) is hereby amended to read as follows:

“In the event Amgen does not commence an Enforcement Action in accordance with Section 8.8.2 (Amgen Primary Enforcement), or otherwise take action to abate any alleged material infringement or misappropriation of any Ivory Intellectual Property within sixty (60) days (or, with respect to the Product Trademarks, such shorter time period under Applicable Law as is necessary to preserve the Parties' rights under this Agreement to bring such Enforcement Action, as reasonably demonstrated by GSK) after GSK requests Amgen to do so in writing (or, if later, within sixty (60) days (or, with respect to the Product Trademarks, such shorter time period referred to above) after such Enforcement Action can viably be brought by Applicable Law (as, for example, in the case of expiration of a clinical trial exemption to patent infringement)), GSK will be entitled to bring and prosecute such Enforcement Action in the Expansion Territory at GSK's sole cost and Amgen will cooperate with GSK at GSK's request (and GSK will reimburse all reasonable, documented, out-of-pocket expenses incurred by Amgen in connection therewith).”

4.	The first sentence of Section 8.11.3.1 (Trademark Licenses) (To GSK) is hereby amended to read as follows:

“Amgen hereby grants to GSK a non-exclusive, royalty-free license to use the Product Trademarks and Amgen Housemarks (i) as set forth in the Promotional Materials and other materials provided to it by Amgen, solely to market and promote Ivory in the Expansion Scope in accordance with the Expansion Brand Plan, applicable Launch Plan and this Agreement, and (ii) to the extent permissible in accordance with Applicable Law, on the labeling, packaging and package inserts for Ivory solely with the concurrent use of the GSK Housemarks in the Expansion Scope; in each case, during the period that GSK has rights to promote Ivory hereunder.”

5.	Section 8.11.5 is hereby deleted in its entirety and replaced with the following language:

“Infringement. GSK and Amgen will monitor the Product Trademarks for infringing uses within the Expansion Scope consistent with its monitoring of product trademarks for its other products in the Expansion Territory. Each Party will give the other prompt notice of any infringement or threatened infringement of any of the Product Trademarks of which it becomes aware. Amgen will have the first right, but not the obligation, to bring an Enforcement Action in the Expansion Territory, at Amgen's sole cost with respect to the Product Trademarks as provided in Section 8.8.2. Notwithstanding anything to the contrary in Sections 8.8.2 or 8.8.3, if Amgen does not commence an Enforcement Action in relation to the Product Trademarks in accordance with Section 8.8.2, or otherwise take action to abate any alleged material infringement or misappropriation of any of the Product Trademarks within sixty (60) days or such shorter time period under Applicable Law as is necessary to preserve the Parties' rights under this Agreement to bring such Enforcement Action, as reasonably demonstrated by GSK, after GSK requests Amgen to do so in writing, GSK will be entitled to bring and prosecute such Enforcement Action in the Expansion Territory at GSK's sole cost and Amgen will cooperate with GSK at GSK's request (and GSK will reimburse all reasonable, documented, out-of-pocket expenses incurred by Amgen in connection therewith).”

6.	A new Section 10.1.8 is hereby added to Section 10.1 (Mutual Representations and Warranties) of the Agreement as follows:

“Its so-called Detailed Description of Pharmacovigilance System (“DDPS”) as provided to the other Party is an accurate representation of the providing Party's pharmacovigilance system as of the time the DDPS was provided.”

7.	The Parties agree to add Macau to the list of Initial Countries and Designated Countries.

8.
Notwithstanding Section 3.3 (Launch Plans) of the Agreement, the Parties agree that GSK is not required to provide Launch Plans for the following countries: Albania, Afghanistan, Armenia, Azerbaijan, Georgia, Ghana, Iraq, Kyrgyzstan, Macau, Moldova, Namibia, Nigeria, Uzbekistan and Yemen (and any other countries within the Reserved Territory designated as such by the unanimous vote of the ESC (without the ability of GSK to make the decision in the event of a deadlock) from time to time) (the “Additional Countries”) and to move the Additional Countries from the Reserved Territory into the Expansion Territory. For the purpose of Section A.1 (Fixed Amount) of the Supply Pricing Schedule of this Agreement and the Supply Agreement entered into by the Parties dated September 10, 2010, the “Per mg Price” for each of the Additional Countries, on a country-by-country basis, will be the price equal to the expected net selling price, as established in accordance with the terms and conditions of this Agreement, for commercial sale of Ivory in the applicable country, divided by the total milligrams of the Ivory SKU contemplated for such country. If more than one list price or more than one Ivory SKU are contemplated, the Parties will agree upon a single “Per mg Price” to apply to all Ivory SKUs supplied for such country. No clinical development activities are currently envisaged by the Parties as necessary in order to commercialize Ivory in any such Additional Country; however, the Parties acknowledge that if in the future GSK believes development activities are required or advisable with respect to the commercialization of Ivory in any such Additional Country, it will have the right to propose such activities (together with a reasonably detailed description thereof) to the EDC in accordance with Section 5.1.1 (Development Activities) (Updates) of the Agreement.

9.
The Parties agree to remove Gibraltar from the list of Initial Countries, as it will be added to the list of countries set forth on the Collaboration Territory Schedule by an amendment to the Collaboration Agreement of even date herewith.

10.	The Parties agree that South Africa was deemed part of the Excluded Territory as of May 11, 2010.

11.
All other terms, conditions and provisions of the Agreement shall remain in full force and effect except as otherwise provided herein. All references to the “Agreement” therein shall mean the Agreement as amended by this Amendment.

12.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.

13.
This Amendment will be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers or representatives.

AMGEN INC.

By: /s/ Rolf K. Hoffmann_______________

Name: Rolf K. Hoffmann

Title: Senior Vice President
International Commercial Ops

GLAXO GROUP LIMITED

By: /s/ Paul Williamson_________________

Name: Paul Williamson

Title: Corporate Director

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